Pricing Supplement No. 100 Dated February 28, 1996
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)                           Rule 424(b)(3)
                                              Registration Statement
                                                   No. 33-55945



                      U.S. $250,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $250,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase the Notes at a price of 99.650% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              March 5, 1996

Principal Amount:        $250,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three
                         months plus 22 basis points

Interest Reset Dates:    Quarterly on March 5, June 5, September 5 and
                         December 5 of each year, commencing June 5, 1996

Interest Payment Dates:  The 5th day of the months of March, June,
                         September and December of each year, commencing June 5, 1996 and at the Stated Maturity

Stated Maturity:         March 5, 2001

Reference Agent:         Chemical Bank




                       MERRILL LYNCH & CO.